EXHIBIT 99.1


Boots & Coots International Well Control, Inc. Adopts Shareholder Rights Plan

HOUSTON, Nov. 29 /PRNewswire/ -- Boots & Coots International Well Control, Inc. WEL announced today that its Board of Directors has adopted a shareholder rights plan. The main purpose of a shareholders rights plan is to provide protection for the shareholders in the event of an attempted potential acquisition of the corporation by an unknown acquirer. Once triggered, a shareholders rights plan causes the potential acquirer to engage in meaningful negotiations with the Company's board of directors. Therefore, the shareholders effectively will be able to reject any inappropriate offer.

Larry H. Ramming, Chief Executive Officer of Boots & Coots stated: "The Board of Directors adopted the rights plan to protect our shareholders against certain types of unfair or coercive tactics. The adoption of shareholder rights plans has become a common practice among public companies. It enables a board of directors to better represent the shareholders in a manner that will permit them to realize the long-term value of their investment in the Company. The rights plan will not and is not intended to prevent a takeover of the Company on terms that are fair to, and are in the best interests of, all shareholders, but it should encourage any person seeking to acquire the Company to negotiate with the Board prior to attempting a takeover."

Under the rights plan, the Company has declared a dividend of one right on each share of Common Stock of the Company. Each right will entitle the holder to purchase one one-hundredth of a share of a new Series I Junior Participating Preferred Stock of the Company at an exercise price of $5.00. The rights are not currently exercisable and will become exercisable only after a person or group acquires 15 percent or more of the outstanding Common Stock of the Company or announces a tender offer or exchange offer which would result in ownership of 15 percent or more of the outstanding Common Stock. The rights are subject to redemption by the Company for $.001 per right at any time, subject to certain limitations. In addition, the Board of Directors is authorized to amend the rights plan at any time prior to the time the rights become exercisable.

If the rights become exercisable, each right will entitle its holder (other than such person or members of such group) to purchase, at the right's then current exercise price, a number of the Company's shares of Common Stock having a market value of twice such price or, if the Company is acquired in a merger or other business combination, each right will entitle its holder to purchase, at the right's then current exercise price, a number of the acquiring company's shares of common stock having a market value of twice such price. Prior to an acquisition of ownership of 50 percent or more of the Common Stock by a person or group, the Board of Directors may exchange the rights (other than rights owned by such person or group, which will have become null and void and nontransferable) at an exchange ratio of one share of Common Stock (or one one-hundredth of a share of Series I Preferred Stock) per right.

The dividend will be payable to stockholders of record at the close of business on December 17, 2001. The rights will expire in ten years.


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Further  information  regarding the rights is contained in a letter that will be mailed  to  all  holders  of  the  Company's  Common  Stock.

Boots & Coots International Well Control, Inc., Houston, Texas, is the global emergency response company that specializes, through its Well Control unit, as an integrated, full-service, emergency-response company with the in-house ability to provide its expanded full-service prevention, response and restoration capabilities to the global needs of the oil and gas and petrochemical industries, including but not limited to, oil and gas well blowouts and well fires as well as providing a complete menu of non-critical well control services. Through its Special Services unit, the Company responds to marine oil spills and emergencies, refinery, pipeline, manufacturing and transportation emergencies, inclusive of hazardous material handling.

Forward-looking statements contained in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties which may cause actual results to differ from anticipated results, including risks associated with the timing and development of, and market acceptance of, the Company's services and products as well as risks of downturns in economic conditions generally, risks associated with competition and competitive pricing pressures, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission, including its latest Form 10-K at December 31, 2000.

     Company  Contact:   Jerry Winchester
                         Boots & Coots Group
                         713-621-7911

     Investor  Contact:  Barry Gross
                         Gross Capital Associates
                         361-949-4999


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